Regency Energy Partners to Acquire Nexus Gas Holdings, LLC

Nexus’ Gathering System Will Expand Regency’s Reach in North Louisiana

DALLAS, Feb. 25, 2008 – Regency Energy Partners LP (Nasdaq: RGNC) has agreed to acquire Nexus Gas Holdings, LLC (“Nexus”), for $85 million.  The acquisition will expand Regency’s reach in North Louisiana and East Texas, and will be immediately accretive to Regency unitholders.

Nexus is a midstream provider of natural gas gathering, dehydration and compression services for producers in DeSoto Parish, La., and Shelby County, Texas.  The Nexus gathering system consists of 80 miles of low- and high-pressure gathering pipelines and is currently gathering more than 110 MMCF per day from approximately 500 wells.

The acquisition is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.  The closing is expected to occur in late first quarter or early second quarter 2008.  The purchase price of $85 million is subject to customary closing date and post closing adjustments, and will be funded using borrowings under Regency’s revolving credit facility.

With this acquisition, Regency will also acquire Nexus’ agreement to purchase 136 miles of pipeline from Southern Natural Gas Company (SNG).  Before Regency can purchase the pipeline from SNG, the U.S. Federal Energy Regulatory Commission must approve the abandonment and certain closing conditions must be met.  If the transaction closes under the currently anticipated conditions, Regency will purchase the pipeline from SNG and make an additional payment to Nexus.

“Nexus operates in one of the most prolific producing areas of Louisiana,” said James W. Hunt, chairman, president and chief executive officer of Regency.  “The Nexus assets will be integrated into our North Louisiana asset base.”

About Regency
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids.  Regency’s general partner is majority-owned by affiliates of GE Energy Financial Services, a unit of GE (NYSE: GE).  For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

This press release may contain forward-looking statements regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management's current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include failure to consummate the Nexus acquisition, the emergence of undisclosed or latent liabilities at Nexus that are not currently anticipated, changes in laws and regulations impacting the gathering and processing industry, the level of creditworthiness of the Partnership's counterparties, the Partnership's ability to access the debt and equity markets, the Partnership's use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership's transactions, changes in commodity prices, interest rates, demand for the Partnership's services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership's ability to obtain required approvals for construction or modernization of the Partnership's facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Regency Investor Relations:
Shannon Ming
Director, Investor Relations
Regency Energy Partners
214-239-0093
shannon.ming@regencygas.com

Regency Media Relations:
Elizabeth Browne Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com